Exhibit 10.16

PEC SOLUTIONS, INC.

KEY EXECUTIVE SEVERANCE PLAN

I.  Preamble and Statement of Purpose.

The purpose of this Plan is to assure PEC Solutions, Inc. (“PEC”) and its subsidiaries (PEC, together with its subsidiaries, the “Corporation”) of the continued dedication, loyalty, and service of, and the availability of objective advice and counsel from, key employees of the Corporation notwithstanding the possibility, threat or occurrence of a bid or other action to take over control of the Corporation.

In the event PEC receives any proposals from a third party concerning a possible business combination with PEC, or acquisition of PEC’s equity securities, the Board of Directors of PEC (the “Board”) believes that it would be imperative that the Board, the Corporation and its senior management be able to rely on the Corporation’s key employees to continue in their positions and be available for advice, if requested, without concern that those individuals might be distracted by the personal uncertainties and risks created by such a proposal, or be influenced to consider other employment opportunities or prospects because of such uncertainties or risks.

Should PEC receive any such proposals, in addition to their regular duties, such key employees, in light of their experience and knowledge gained within that portion of the business in which they are principally engaged, may be called upon to assist in the assessment of proposals, advise senior management and the Board as to whether such proposals would be in the best interest of PEC and its shareholders, and take such other actions as the Board might determine to be appropriate.

II.  Eligible Executives.

The following individuals are eligible to participate in this Plan: (i) the executives of PEC (Grade 11 and above), and (ii) those key employees of the Corporation who are from time to time designated by the Compensation Committee of the Board (the “Compensation Committee”) as eligible to participate in this Plan.

Each eligible employee shall become a Participant in the Plan upon his or her execution of a letter agreement in the form, or substantially in the form, of Exhibit A, attached to and incorporated in this Plan (the “Letter Agreement”).  The executed Letter Agreement shall constitute the Participant’s agreement to the terms and conditions of participation in this Plan and shall set forth the amount of the Lump Sum Cash Payment under Section 3.2.2, the length of the Coverage Period for welfare benefit continuation under Section 3.2.3, and such other terms and conditions as the Compensation Committee may determine applicable to the Participant.

A Participant who is no longer employed by the Corporation shall cease to be a Participant in the Plan, unless the Participant’s employment ceases (i) within six (6) months after the Effective Date (as defined in Section 3.1.3) or (ii) during any period of time when the Board has knowledge that any third person has taken steps reasonably calculated to effect a Change of Control (as defined in Section 3.1.2) until, in the opinion of the Board, the third party has abandoned or terminated its efforts to effect a Change of Control.  Any decision by the Board that, in its opinion, a third party has or has not taken steps reasonably calculated to effect a Change of Control, or that, in its opinion, the third person has abandoned or terminated its efforts to effect a Change of Control, shall be conclusive and binding on the Participants.

III.  Plan Provisions.

3.1                                 Definitions.  The following terms, as used in this Plan with capitalized first letters, shall have the meanings as provided in this Section 3.1:

3.1.1.                     “Cause”.  “Cause” means (i) the Participant’s willful and continued failure substantially to perform the duties of his or her position (other than as a result of disability, as defined in Section 72(m)(7) of the Internal Revenue Code of 1986, as amended (the “Code”), or as a result of termination by the Participant for Good Reason) after written notice to the Participant by the Board specifying such failure, provided that such “Cause” shall have been found by a majority vote of the Board after at least ten (10) days’ written notice to the Participant specifying the failure on the part of the Participant and after an opportunity for the Participant to be heard at a meeting of the Board; (ii) any willful act or omission by the Participant constituting dishonesty, fraud or other malfeasance, and any act or omission by the Participant constituting immoral conduct, which in any such case is injurious to the financial condition or business reputation of the Corporation; or (iii) the Participant’s indictment of a felony under the laws of the United States or any state thereof or any other jurisdiction in which the Corporation conducts business.  For purposes of this definition, no act or failure to act shall be deemed “willful” unless effected by the Participant not in good faith and without a reasonable belief that such action or failure to act was in or not opposed to the best interests of the Corporation.

3.1.2.                     “Change of Control”.  “Change of Control” means the occurrence of any of the following:

(i)                                     Any “person” (as defined in this Section 3.1.2) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of securities of PEC (not including in the securities beneficially owned by such person any securities acquired directly from PEC other than in connection with PEC’s acquisition of a business) representing more than fifty percent (50%) of the combined voting power of PEC’s then outstanding securities; or

(ii)                                  As a result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets, or contested election, or any combination of the foregoing transactions, the individuals who were directors of PEC prior thereto shall cease to constitute a majority of the Board of Directors of PEC or any successor thereto.

As used in this Section, the term “person” has the meaning ascribed thereto in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d)(3) and 14(d)(2) thereof, except that such term shall not include (A) the Corporation, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) any corporation owned, directly or indirectly, by the stockholders of PEC in substantially the same proportions as their ownership of common stock of PEC.

3.1.3.                     “Effective Date”.  “Effective Date” means the date on which a Change of Control occurs.  In the event of a Change of Control occurring within six (6) months after a prior Change of Control, “Effective Date” shall mean the date on which the subsequent Change of Control occurs.  Notwithstanding anything in this Plan to the contrary, if a Participant’s employment with the Corporation had terminated prior to the date on which the Change of Control occurred, and if it is reasonably demonstrated by the Participant to the Board that such termination of employment either was at the request of a third party who had taken steps reasonably calculated to effect the Change of Control or otherwise arose in connection with or in anticipation of the

Change of Control, then, for all purposes of this Plan, “Effective Date” shall mean, with respect to such Participant only, the date immediately prior to the date of such termination of employment.

3.1.4.                     “Good Reason”.  “Good Reason” means (i) removal from, or failure to be reappointed or reelected to, the Participant’s principal positions in existence immediately prior to Change of Control (other than as a result of a promotion); (ii) diminution in the Participant’s title, position, duties or responsibilities, or the assignment to the Participant of duties that are inconsistent, in a material respect, with the scope of duties and responsibilities associated with the Participant’s position in existence immediately prior to the Change of Control; (iii) reduction in the Participant’s compensation as in effect immediately preceding the Effective Date; (iv) relocation of the Participant’s principal workplace without his or her consent to a location which is more than fifty (50) miles from the Participant’s principal workplace in existence on the Effective Date; or (v) any failure by PEC to comply with and satisfy the requirements of Section 3.5.7, provided that the successor shall have received at least ten (10) days’ prior written notice from PEC or the Participant of the requirements of Section 3.5.7.  For purposes of clauses (i), (ii) or (iii) of the preceding sentence, an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by PEC promptly after receipt of notice thereof given by the Participant shall be excluded.  For purposes of clause (ii), no diminution of title, position, duties or responsibilities shall be deemed to occur solely because PEC becomes a subsidiary of another corporation or change in the reporting hierarchy incident thereto.

3.2                                 Benefits.

3.2.1.                     Triggering Event.  In the event the Participant’s employment with the Corporation is terminated without Cause by the Corporation, or for Good Reason by the Participant, on or within six (6) months after the Effective Date, PEC shall (in addition to any compensation or benefits to which the Participant may otherwise be entitled under any other agreement, plan or arrangement with the Corporation, other than amounts excluded by Section 3.5.2) make the payments and provide the benefits to the Participant as specified under Sections 3.2.2 and 3.2.3.  For purposes of this Section 3.2.1, a Participant’s employment with the Corporation will be deemed to have terminated on the earlier of the date the Participant’s employment with the Corporation ceases or the date that written notice of any such termination is received by the Participant or by the Corporation, as the case may be, even though the parties may agree in connection therewith that the Participant’s employment with the Corporation will continue for a specified period thereafter.  The failure by the Participant or the Corporation to set forth in any such notice sufficient facts or circumstances showing Good Reason or Cause, as the case may be, shall not waive any right of the Participant or the Corporation or preclude either party from asserting such facts or circumstances in the enforcement of any such right.

3.2.2.                     Lump Sum Cash Payment.  On or before the Participant’s last day of employment with the Corporation, PEC shall pay to the Participant as compensation for services rendered to the Corporation a Lump Sum Cash Payment (subject to any applicable payroll or other taxes required to be withheld) in the amount determined in accordance with the Letter Agreement, subject to Section 3.4.

3.2.3.                     Welfare Benefit Continuation.  The Participant’s (and, where applicable, members of the Participant’s family’s) participation in the group medical, dental, life (including split dollar, if any) and disability plans maintained by the Corporation shall be continued on substantially the same basis as if the Participant were an employee of the Corporation until the end of the Coverage Period as set forth in the Letter Agreement.  In the event that PEC is unable for any reason to provide for the Participant’s (and, where applicable, the Participant’s family’s) continued participation in one or more of such plans during the Coverage Period, PEC shall pay or provide at its expense equivalent benefit coverage for the remainder of the Coverage Period.  The Coverage Period shall, to the extent allowed by law, be taken into account as a period of continuation coverage for purposes of Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended, and for purposes of any other obligation of the Corporation to provide any continued coverage to the Participant (and, where applicable, members of the Participant’s family) under any group medical, dental, life or disability plan.  The Corporation shall also pay to the Participant at least annually an amount which shall be sufficient on an after tax basis to compensate the Participant for all additional taxes incurred by reason of any income realized as a result of the continued coverage under this Section, to the extent such taxes result from the Participant’s status as a non-employee and would not be incurred if Participant was an employee of the Corporation, on a grossed-up basis, at the highest marginal income tax rate for individuals.

3.2.4.                     Accelerated Vesting of Options.  All options granted to a Participant to purchase common stock of PEC under any plan, program or arrangement maintained by PEC, shall become fully vested and exercisable as of the Effective Date of a Change of Control as defined in Section 3.1.2(ii), to the extent such options are then outstanding.  The preceding sentence shall not apply with respect to any option if: (i) in connection with the Change of Control, another entity (a) shall have assumed or will assume the obligations of PEC with respect to such option, or (b) shall have issued or will issue one or more options of equivalent economic value with equivalent vesting conditions to replace such option; and (ii) the assumed or replacement option as set forth in clause (i), pursuant to its terms, shall vest as of the date the Participant’s employment with the Corporation is terminated without Cause by the Corporation, or for Good Reason by the Participant, on or within six (6) months after the Effective Date.  The Board shall have sole discretion in the determination of whether a replacement option is of equivalent economic value to the replaced option.

3.2.5                        Exercisability of Options After Termination.  If any accounting requirements with respect to a Change of Control restrict a Participant’s sale or transfer of stock subject to an option described in Section 3.2.4 which is not an “incentive stock option” within the meaning of Section 422 of the Code, then the period during which the Participant may exercise such option following his or her termination of employment with the Corporation shall be determined by excluding the period during which the Participant is subject to that restriction.

3.3                                 Adjustment of Lump Sum Cash Payment.

3.3.1.                     Adjustment.  Notwithstanding anything in this Plan or any Letter Agreement to the contrary, in the event the Law or Accounting Firm (as defined in Section 3.3.2) shall determine that the Lump Sum Cash Payment and any other payment or distribution in the nature of compensation by the Corporation to or for the benefit of the Participant, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise (the Lump Sum Cash Payment, together with such other payments and distributions, the “Payments”), would cause any portion of such Payments to be subject to the excise tax imposed by Section 4999 (or any successor provision) of the Code (the “Parachute Payments”), the Participant’s Lump Sum Cash Payment shall be reduced to an amount (not less than zero) which shall not cause any portion of the Payments to constitute Parachute Payments, provided that no such reduction shall be made if the Participant’s Payments, after the reduction and after the application of Federal income tax at the highest rate applicable to individual taxpayers, shall not be greater than the present value (determined in accordance with Section 280G of the Code) of the Payments before the reduction but after the application of (i) excise tax under Section 4999 of the Code and (ii) Federal income tax at the highest rate applicable to individual taxpayers.

3.3.2.                     Determination.  All determinations required to be made under this Section 3.3, including the assumptions to be utilized in arriving at such determination, shall be made by Piper Rudnick L.L.P. or other nationally recognized law or accounting firm (the “Law or Accounting Firm”), which shall provide detailed supporting calculations both to PEC and the Participant (i) within fifteen (15) business days after the receipt of a notice from the Participant that he or she may have a Parachute Payment, or (ii) at such earlier time as may be requested by PEC.  The Law or Accounting Firm may employ and rely upon the opinions of actuarial or accounting professionals to the extent it deems necessary or advisable.  In the event that the Law or Accounting Firm determines, for any reason, that it is unable to perform such services, or declines to do so, PEC shall select another nationally recognized law or accounting firm to make the determinations required under this Section (which law or accounting firm shall then be referred to as the Law or Accounting Firm hereunder).  Any Accounting Firm providing services to the Corporation or to any person (within the meaning of 3.1.2, above) with respect to the Change in Control shall not serve as the Accounting Firm under this Section 3.3.  All fees and expenses of the Law or Accounting Firm shall be borne solely by PEC.  Any determination by the Law or Accounting Firm shall be binding upon PEC and the Participant.

3.4                                 Terms and Conditions of Participation

3.4.1.                     Conditions of Participation.  As a condition to being covered by the Plan, each Participant, by executing the Letter Agreement, shall acknowledge and agree that (i) except as may otherwise be expressly provided under any other executed agreement between the Participant and the Corporation, nothing contained in this Plan (including, but not limited to, using the term “Cause” to determine benefits under this Plan) is intended to change the fact that the employment of the Participant by the Corporation is “at will” and, prior to the Effective Date, may be terminated by either the Participant or the Corporation at any time, (ii) the Participant shall be bound by, and comply with, the requirements of Sections 3.5.3 and 3.5.4, and (iii) the Participant consents to the modifications to the options as provided in Sections 3.2.4 and 3.2.5.  Moreover, if prior to the Effective Date, the Participant’s employment with the Corporation terminates, then the Participant shall have no further rights under this Plan.

3.4.2.                     Non-Duplication.  As a condition to being covered by this Plan, and notwithstanding any other prior agreement to the contrary, each Participant, by executing the Letter Agreement, shall agree that, if Participant is eligible to receive salary continuation, severance or similar cash payments from the Corporation under any other plan, program, policy or agreement, then Participant shall be entitled to receive the severance payable under Section 3.2.2 of this Agreement (the “Severance Payment”) only if (a) the Severance Payment results in a greater financial benefit to Participant than the aggregate net present value of the payments payable under such other plans, programs, policies and agreements and (b) Participant waives in writing all rights to receive the salary continuation, severance or similar cash payments under such other plans, programs, policies and agreements.  For purposes of the immediately preceeding sentence, the net present value of a payment shall be determined by the Law or Accounting Firm as defined in 3.3.2, above, measured as of the date that the Severance Payment would otherwise be payable and based upon a discount factor determined to be reasonable by the Law or Accounting Firm in good faith.  If Participant is eligible to continue participation in the welfare benefit plans of the Corporation after termination of employment pursuant to the provisions of any plan, program, policy or agreement on terms that are different from the terms for continued participation provided under Section 3.2.3 of this Agreement, Participant shall be entitled to select whether the terms of this Agreement or the terms of such other plan, program, policy or agreement shall govern Participant’s continued participation in such welfare benefit plans; provided, however, that no participation in or receipt of benefits under this Plan or any other plan, program, policy or agreement shall be deemed to waive or diminish any right that Participant or Participant’s eligible dependents has under the Consolidated Omnibus Budget Reconciliation Act of 1985.

3.4.3.                     Amendment and Termination.  The Plan may not be amended or terminated after the Effective Date.  Prior to the Effective Date, the Board may, in its sole discretion, modify or amend this Plan in any respect, or terminate the Plan (including with respect to individuals then participating in the Plan), provided (i) such action is taken and becomes effective at least one (1) year prior to the Effective Date and such action is communicated to the Participants prior to the Effective Date, (ii) the Board, in its sole discretion, determines that such actions are necessary, in its opinion, to permit any business combination that is authorized by the Board to comply with requirements for treatment as a pooling of interests transaction for accounting purposes under generally accepted accounting principles, if such transaction is intended to meet, and is conditioned upon compliance with, such requirements, or (iii) such actions do not reduce the amount or defer the receipt of any payment or benefit provided under this Plan.

3.5                                 General.

3.5.1.                     Indemnification.  If litigation or arbitration shall be brought to enforce or interpret any provision of this Plan which relates to PEC’s obligation to make payments hereunder, then PEC, to the extent permitted by applicable law and PEC’s Charter, shall indemnify the Participant for his or her reasonable attorneys’ fees and disbursements incurred in such proceedings, and shall pay pre-judgment interest on any money judgment obtained by the Participant calculated at the prime rate of interest published from time to time by The Wall Street Journal (“Prime Rate”) from the date that payment(s) to him or her should have been made under this Plan.

3.5.2.                     Payment Obligations; Overdue Payments.  The Corporation’s obligations to make the payments and provide the benefits to the Participant under this Plan shall be absolute and unconditional and shall not be affected in any way by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense or other right which PEC may have against the Participant or anyone else, provided, however, that as a condition to payment of amounts under this Plan, the Participant shall execute a general release and waiver (the “Waiver”), in form and substance reasonably satisfactory to PEC, of all claims relating to the Participant’s employment by the Corporation and the termination of such employment, including, but not limited to, discrimination claims, employment-related tort claims, contract claims and claims under this Plan (other than claims with respect to benefits under the Corporation’s tax-qualified retirement plans, continuation of coverage or benefits solely as required by Part 6 of Title I of the Employee Retirement Income Security Act of 1974, or any obligation of PEC to provide future performance under Section 3.2.3).  All amounts payable by PEC hereunder shall be paid without notice or demand, except as may be required with respect to the Waiver.  Each and every payment made hereunder by PEC shall be final.  The Corporation shall not seek to recover all or any part of such payment from the Participant or from whosoever may be entitled thereto, for any reason whatsoever.  The Participant shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Plan, and the obtaining of any such other employment shall in no event effect any reduction of PEC’s obligations to pay the Lump Sum Cash Payment.  The Participant shall be entitled to receive interest at the Prime Rate on any payments under this Plan that are overdue, provided, however, that no payments shall be deemed to be overdue until the Participant executes the Waiver and any rescission period with respect to such Waiver has expired.

3.5.3.                     Confidential Information.  The Participant shall at all times hold in a fiduciary capacity for the benefit of the Corporation all secret, confidential or proprietary information, knowledge or data relating to the Corporation, and its respective businesses, which shall have been obtained by the Participant during the Participant’s employment by the Corporation and which shall not be or become public knowledge (other than by acts by the Participant or representatives of the Participant in violation of this Plan) including, but not limited to, information regarding the technology, proprietary methodologies and products, software, other trade secrets, clients, customers, consultants and agents of the Corporation (the “Confidential Information”).  During the Participant’s employment with the Corporation and after termination of such employment at any time or for any reason, and regardless of whether any payments are made to the Participant under this Plan as a result of such termination, the Participant shall not, without the prior written consent of the Corporation or as may otherwise be required by law or legal process, communicate or divulge any Confidential Information to any person other than the Corporation and those designated by it or use any Confidential Information except for the benefit of the Corporation.  Immediately upon termination of the Participant’s employment with the Corporation at any time or for any reason, the Participant shall return to the Corporation all Confidential Information, including, but not limited to, any and all copies, reproductions, notes or extracts of Confidential Information.  The terms of this Section shall be in addition to, and not a replacement of, the provisions of the Corporation’s “Employee Confidentiality and Inventions Agreement”.

3.5.4.                     Solicitation of Employees.  During the Participant’s employment with the Corporation and for a period of twelve (12) months after termination of such employment at any time and for any reason, and regardless of whether any payments are made to the Participant under this Plan as a result of such termination, the Participant shall not solicit, participate in or promote the solicitation of any person who was employed by the Corporation at the time of the Participant’s termination of employment with the Corporation to leave the employ of the Corporation, or, on behalf of himself or any other person, hire, employ or engage any such person.  The Participant further agrees that, during such time, if an employee of the Corporation contacts the Participant about prospective employment, the Participant will inform such employee that he or she cannot discuss the matter further without informing the Corporation.

3.5.5.                     Application of Restrictions Respecting Confidential Information and Solicitation of Employees.  The requirements and obligations of the Participant under Sections 3.5.3 and 3.5.4 shall be in addition to, and not a limitation under, any other requirements and obligations of the Participant, at law or otherwise.  The term “person” for purposes of Sections 3.5.3 and 3.5.4 shall include any individual or entity, including any corporation, trust or partnership.

3.5.7.                     Successors.  All right under this Plan are personal to the Participant and without the prior written consent of PEC shall not be assignable by the Participant otherwise than by will or the laws of descent and distribution.  This Plan shall inure to the benefit of and be enforceable by the Participant’s legal representative.  This Plan shall inure to the benefit of and be binding upon PEC and its successors and assigns.  PEC will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of PEC to assume expressly and agree to perform this Plan in the same manner and to the same extent that PEC would be required to perform it if no such event resulting in a successor had taken place.

3.5.8.                     Controlling Law; Jurisdiction.  This Plan shall in all respects be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia (without regard to the principles of conflicts of laws).  The Corporation and the Participants irrevocably consent and submit to the jurisdiction of the Fairfax County Circuit Court, or in any Federal court sitting in the Commonwealth of Virginia, for the purposes of any controversy, claim, dispute or action arising out of or related to this Plan, and hereby waive any defense of an inconvenient forum and any right of jurisdiction on account of the parties’ place of residence or domicile.

3.5.9.                     Severability.  Any provision in this Plan which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Date:  July 14, 2003

EXHIBIT A

KEY EXECUTIVE SEVERANCE PLAN

March 29, 2005

Robert L. Veschi

Dear Bob:

On July 14, 2003, the Compensation Committee of the Board of Director of PEC Solutions, Inc. approved the enclosed PEC, Inc. Key Executive Severance Plan (the “Plan”).  You are eligible to participate in the Plan and will become a Participant therein upon signing this letter agreement.  As used in this letter, each capitalized term, if not defined herein, has the meaning ascribed to it under the Plan.

For purposes of Section 3.2.2 of the Plan, the amount of the Lump Sum Cash Payment, in the event you become entitled to benefits under the Plan, will be equal to the product of (a) 0.5 and (b) the sum of (i) your actual annual rate of base salary as in effect immediately prior to either the date of your termination of employment with the Corporation or the Effective Date, whichever is higher, and (ii) the average of your annual bonus payments under the Corporation’s annual bonus plan for the last three (3) years ending before either the Effective Date or the date your employment with the Corporation terminates, whichever is higher.

If you will not have been eligible to participate in the annual bonus plan for all three (3) years ending before either the Effective Date or the date of your termination, your average annual bonus payment (with respect to the years ending before the Effective Date or the date of termination, as applicable) shall be determined only for the years with respect to which you shall have been eligible to participate.  For purposes of the Plan, your base salary will include (i) your cash allowances reportable as wages in Form W-2, and (ii) the dollar value of any compensation that would have been paid to you but was deferred or excluded for Federal income tax purposes under a deferred compensation plan, program or arrangement.

For purposes of Section 3.2.3, the Coverage Period, in the event you become entitled to benefits under the Plan, will begin on the date immediately following the termination of your employment with the Corporation and shall end on the date six (6) months thereafter.

Please review the provisions of the Plan and its stated purposes carefully, including particularly the terms and conditions stated in Sections 3.4 (Terms and Conditions of Participation), 3.5.3 (Confidential Information), and 3.5.4 (Solicitation of Employees), to which you will agree by executing this letter agreement.  In order to be entitled to the benefits and agree to your obligations provided in the Plan, please execute the enclosed copy of this letter and return it to Peter Fish, General Counsel of PEC, whereupon the Plan and this letter will become a legally binding agreement between you and PEC.

Very truly yours,

PEC SOLUTIONS, INC.

By:	/s/ DAVID C. KARLGAARD

I hereby confirm my agreement

with the foregoing:

/s/ ROBERT L. VESCHI

Date: April 4, 2005